EXHIBIT 99.3

Bylaws of the Board of Directors
of HuntsmanClariant Ltd

Muttenz,     •    , 2017

Note: The English version of the Bylaws is a translation of the German version of the Bylaws. The German version of the Bylaws prevails.

Table of Contents

1.	The Board of Directors (BoD)			3
	1.1	Function and Organization		3
	1.2	Constitution		3
	1.3	Committees		3
	1.4	Roles and Responsibilities		4
	1.5	Delegation		5
	1.6	Meetings		5
	1.7	Resolutions		6
	1.8	Resolutions under Foreign Law		6
	1.9	Minutes		6
	1.10	Documentation		7
	1.11	Conflicts of Interest		7
	1.12	Confidentiality, Return of Documents		7
2.	The Chairman			7
	2.1	Roles and Responsibilities		7
	2.2	Responsibilities in Urgent Matters		8
3.	The Committees of the BoD			9
	3.1	Chairman's Committee (CC)		9
		3.1.1	Composition	9
		3.1.2	Roles and Responsibilities	9
		3.1.3	Meetings and Quorum	10
		3.1.4	Minutes	10
	3.2	Compensation Committee (CoC)		10
		3.2.1	Composition	10
		3.2.2	Roles and Responsibilities	10
		3.2.3	Meetings	11
		3.2.4	Minutes	11
	3.3	Audit Committee (AC)		11
		3.3.1	Composition	11
		3.3.2	Duties and Authority	11
		3.3.3	Meetings	12
		3.3.4	Minutes	12
	3.4	Technology & Innovation Committee (TIC)		12
		3.4.1	Composition	12
		3.4.2	Roles and Responsibilities	12
		3.4.3	Meetings	13
		3.4.4	Minutes	13
		3.5	Other Committees	13
4.	The Chief Executive Officer (CEO)			13
5.	The CEO and the Executive Committee (EC)			13
	5.1	Composition		13
	5.2	Roles and Responsibilities		14
	5.3	Further Mandates		14
	5.4	Meetings and Quorum		14
	5.5	Confidentiality, Return of Documents		15
	5.6	Minutes		15
6.	Entry into Force			15

        Pursuant to Article 23 of the Articles of Association of HuntsmanClariant AG / HuntsmanCyclone Ltd / HuntsmanClariant SA (the "Company"), the Board of Directors (the "BoD") issues these Bylaws (the "Bylaws"):

1.     The Board of Directors (BoD)

1.1
Function and Organization

According to the law and the Company's Articles of Association (the "Articles of Association"), the BoD is the supreme management body of the Company and simultaneously the supreme supervisory body of the Group.

The BoD consists of at least six and not more than twelve members.

The term of office of the members of the BoD is one year. They are elected and re-elected by the General Meeting, at the motion of the BoD.

Election and re-election are possible according to the rules set forth in the Articles of Association.

In the Merger Agreement dated    •    , 2017 between Clariant and Huntsman, both companies agreed that the Board of Directors shall consist of 12 members. Each company designated 6 members. In the event of a vacancy on the BoD before [third anniversary of the closing date], the members of the BoD (and their respective replacements) who were designated from the same company to the Merger Agreement as was the director whose departure from the Board of Directors created the vacancy may propose a person to be elected as Member of the BoD who shall replace the member who created the vacancy, which shall be supported by the other members of the BoD unless there are valid and reasonable reasons for not consenting to the proposal.

The former Chairman of Huntsman, Jon M. Huntsman, Sr., serves as elected member of the BoD as Chairman emeritus.

As long as and every time the Chairman emeritus stands for re-election, the BoD will propose to the shareholders' meeting and support the election or re-election of an alternate member of the BoD for the Chairman emeritus (Suppleant). Such alternate member of the BoD will be designated by the Chairman emeritus and must be a member of the Huntsman family, and shall be supported by the other members of the BoD unless there are valid and reasonable reasons for not consenting to the proposal.

1.2   Constitution

1.2.1
The General Meeting elects the Chairman of the BoD. Otherwise the BoD is self-constituting, subject to the provisions of item 1.3.2. In particular, it may elect one or more Vice Chairmen. The BoD also appoints a Secretary who need not be a member of the BoD.

1.2.2
Among the members of the BoD, the Chairman, the Vice Chairman (or Vice Chairmen) and the CEO are authorized to sign by joint dual signature, whereby the Vice Chairman and the CEO may only sign together with the Chairman. The remaining Board BoD members have no signatory authority.

1.3   Committees

1.3.1
The BoD forms the following Committees from among its members:

  •
  Chairman's Committee (CC)

  •
  Audit Committee (AC)

    •
    Technology and Innovation Committee (TIC).

    The BoD elects the members of these Committees and their chairmen, including the Chairman of the Compensation Committee, annually at its constituent meeting for the period until the end of the next ordinary General Meeting.

    The BoD may form further committees. It adopts the necessary rules to do so.

1.3.2
In addition, the General Meeting elects the members of the Compensation Committee (CoC) from among the BoD members.

1.3.3
The Committees report to the BoD on their work at every meeting of the BoD and prepare the business of the BoD pertaining to their respective areas of responsibility. Overall responsibility remains with the BoD, regardless of the work of the Committees.

1.3.4
The Committees appoint their respective secretaries.

1.3.5
The Committees may engage external advisors if they deem it necessary or expedient.

1.4   Roles and Responsibilities

1.4.1
The BoD adopts resolutions on all business of the Company and, within the framework of its supervisory function, the business of the Group that is not reserved to the General Meeting or assigned to a different organ by law, the Articles of Association or these Bylaws.

1.4.2
Implementing and supplementing Art. 716a Swiss Code of Obligations (SCO) and Art. 22 of the Articles of Association, the BoD has sole responsibility in particular for:

1.4.2.1
Overall supervision of the operational management of the Company and the Group and supervision of the persons entrusted with the management of the Company;

1.4.2.2
Approval of the basic outlines of corporate organization, the Corporate Governance Principles, the Bylaws of the BoD, the Bylaws of the Executive Committee (EC) and the Group Code of Conduct and the approval of basic directives in relation to the above;

1.4.2.3
Approval of the basic outlines of financial policy, capital structure, capitalization and planning and review thereof, in particular

  •
  approval of the Group's annual budget,

  •
  approval of the balance sheet and income statement of the Group on a quarterly basis and of the Company on an annual basis, and approval of the Company's consolidated financial statements based on the recommendation of the AC;

  •
  approval of the Form 10-K filing on an annual basis and the Form 10-Q filing on a quarterly basis.

1.4.2.4
Deliberation and approval of the long-term strategy and of investments and disposals outside the corporate strategy;

1.4.2.5
Design and oversight of the Group's strategic management, of general business and human resource policies including succession planning and share-based incentive systems, in accordance with the provisions of the Articles of Association;

1.4.2.6
Appointment and dismissal of members of its own Committees (except the CoC), of the Chief Executive Officer (CEO) (subject to Section 1.7 para. 3) and of members of the EC based on the recommendation of the CC;

1.4.2.7
Preparation of the compensation report;

1.4.2.8
Ensuring that the Company and the Group has an adequate internal auditing system and appropriate risk and compliance management;

1.4.2.9
Convocation of the Annual General Meeting, determining the agenda items and the proposals to be made by the BoD, approval of the Annual Report including the balance sheet and income statement for submission to the Annual General Meeting, and the implementation of resolutions of the General Meeting;

1.4.2.10
Approval of rules governing signatory authority for the Company;

1.4.2.11
Informing the judge in the event of insolvency;

1.4.2.12
Approval of transactions exceeding CHF 50 million including foreseeable direct follow-on investments;

1.4.2.13
Approval of financial operations of major consequence (exceeding CHF 100 million) or involving special risks;

1.4.2.14
Approval of the sale of a business branch, a Group company, a participation in a joint venture or another company or significant parts of such a joint venture or company, sale of rights to products or intangible property rights, provided that the annual turnover generated by the business or the products in question or associated to the intangible property rights in question exceeds CHF 50 million.

1.4.2.15
Determining compensation of its members, subject to approval of the total compensation by the General Meeting, and in accordance with the provisions of the Articles of Association;

1.4.2.16
Regular review of the effectiveness of its method of working. The BoD discusses its performance once a year.

1.5   Delegation

1.5.1
Within the bounds permissible by law, the BoD delegates the management of the Company and the Group to the CEO, with the right of sub-delegation, subject to the Articles of Association and the Bylaws.

1.5.2
Subject to the provisions of 1.5.1, the BoD may delegate the issuance of more specific guidelines on the Code of Conduct to the AC. The issuance of implementing provisions relating to the Code of Conduct remains reserved to the CEO.

1.6   Meetings

1.6.1
The BoD meets as often as required, but at least once every quarter.

1.6.2
BoD meetings (in person or by teleconference) are convened by the Chairman usually at least 10 days in advance. The invitation must include the matters on the agenda. If a matter is urgent, the invitation may be on shorter notice.

1.6.3
Every member of the BoD may request the Chairman to convene a meeting or, if the matter is not urgent, to place a specific topic on the agenda of the next ordinary meeting. This request must be made in writing and must state the matter to be discussed.

1.6.4
At the invitation of the Chairman, members of the EC may attend BoD meetings, as may other employees or third parties. These persons that are not otherwise members of the BoD shall have no vote at meetings.

1.6.5
In addition to the documents required to pass resolutions, the BoD receives the following reports for inspection at its meetings:

  •
  reports on the Company's sales and earnings broken down by business units and their lines of business and geographical markets;

  •
  an overview of the development of the liquid assets, liabilities, the capital expenditure plan and other relevant key performance indicators (KPI) for the Group;

  •
  annual update of the strategic plan;

  •
  the annual Auditors' Report for inspection;

  •
  analysis of the shareholder structure;

  •
  if anything out of the ordinary happens which will have a significant impact on the business, the BoD must be informed directly and immediately.

1.7   Resolutions

    The BoD is quorate when half its members are present. Members are also considered present when participating in a video conference or teleconference.

    With the exception of the resolutions listed below, the BoD passes its resolutions by a simple majority of the votes cast.

    Based on Art. 21 para. 3 of the Articles of Association the BoD passes the following resolutions for a period ending [third anniversary of the closing date] by the following majority requirement:

  a)
  The dismissal of the CEO, an amendment to Sections 1.5.1 or 4.1 of these Bylaws, as well as the cancellation or amendment of this provision 1.7 para. 3 a) requires an affirmative vote of at least 2/3 of the directors in office at the BoD Meeting.

  b)
  The proposal not to re-nominate the Chairman for re-election by the shareholders' meeting requires an affirmative vote of at least 2/3 of the directors in office at the BoD Meeting.

  This provision is subject to Art. 21 para. 2 of the Articles of Association.

  Resolutions on a tabled motion may be passed by circulation to the members by letter, fax or e-mail, unless a member of the BoD insists that the matter be discussed in a meeting.

1.8   Resolutions under Foreign Law

        In cases where foreign law or practice requires that a resolution is documented by submitting minutes of a Board of Directors meeting or an excerpt of these minutes, resolutions passed by the CC are also deemed to be resolutions passed by the BoD. The BoD must be informed of all such resolutions in advance, unless the matter is urgent. The non-transferable and inalienable competences of the BoD as per Art. 716a SCO shall remain reserved.

1.9   Minutes

    The Secretary takes minutes of material discussions and resolutions. Each set of minutes shall be approved at the next BoD meeting.

    Minutes must be signed by the Chairman and the Secretary.

1.10 Documentation

    The members of the BoD have access to all documents and information they deem essential for exercising their duties. Outside BoD meetings, information requests shall be made through the Chairman. Following consultation between the Chairman and the CEO, any member of the BoD may meet with members of management to obtain information. In the event that the Chairman refuses an information request, the BoD shall decide whether or not to honor the application.

1.11 Conflicts of Interest

    Each member of the BoD should arrange his or her personal and business affairs in such a manner as to avoid a conflict with the interests of the Company. If a conflict of interests occurs, the Board member in question must inform the Chairman of the BoD. Members of the BoD are obliged to abstain from the proceedings when matters are discussed that have a bearing on their personal interests or those of a closely associated individual or legal entity, or if it could reasonably be assumed that such interests could influence the relevant BoD member's decisions.

    Transactions between the Company and members of the BoD or closely associated parties must be approved by the CC.

    A "quiet period" is observed from one week before a BoD meeting until the resolutions or results have been announced to the media or to analysts. Absolutely no trading in HuntsmanClariant-related securities (except baskets, index papers, etc., provided that HuntsmanClariant does not represent more than 25% of the value) is allowed during this quiet period.

    The Chairman of the BoD may, in his or her capacity as such or at the request of the CEO, order further quiet periods if any transactions are carried out that could affect the share price if they were made public.

    Pursuant to the regulations of the Swiss Stock Exchange (SIX), the members of the BoD are obliged to inform the persons whose identities are regularly communicated by the General Counsel at training sessions on management transactions in writing and within two trading days of any transactions involving HuntsmanClariant-related securities.

1.12 Confidentiality, Return of Documents

    The members of the BoD are obliged to maintain confidentiality towards third parties in respect of any information they may acquire during the performance of their duties. This obligation remains in force after the termination of their mandate.

    Communication of the Group's affairs shall be carried out exclusively by the Chairman or CEO or persons authorized by them.

    Business documents must be returned at the end of the member's term of office.

2.     The Chairman

2.1   Roles and Responsibilities

2.1.1
The Chairman is responsible for protecting the interests of the Company.

2.1.2
In accordance with the provisions of law and the Articles of Association and pursuant to these Bylaws, the Chairman calls the General Meetings and meetings of the BoD and the CC.

2.1.3
In accordance with the provisions of law and the Articles of Association, the Chairman leads the General Meeting and chairs the meetings of the BoD and the CC. He ensures that preparation, consultation, adoption of resolutions and execution proceed in an orderly fashion.

2.1.4
In the event that the Chairman is prevented from performing his duties or stands aside, the Vice Chairman or another non-executive member designated by the BoD shall chair the General, BoD or CC Meeting.

2.1.5
In cooperation with the CEO and the EC, the Chairman shall ensure that information on all aspects of the Company and the Group relevant for decision-making and supervision is made available to the BoD and its Committees in a timely manner. He shall inform the BoD immediately of extraordinary events.

2.1.6
The Chairman is responsible for supervision of the CEO as and to the extent contemplated by Section 1.4.2.1 and Section 4.3.

2.1.7
The Chairman or the CEO represents the Company externally, subject to the provisions of Section 1.2.2 above.

2.1.8
The Chairman delegates to the Secretary of the BoD the maintenance of the share register and, in performance of Art. 6 of the Articles of Association, the approval of transfers of registered shares or deletion of share register entries made by mistake.

2.1.9
The Head of the Internal Audit Function reports directly to the Chairman. Ongoing management of the Internal Audit Function is delegated to the CEO. Internal audit reports must be submitted to the AC and to the Chairman of the BoD.

2.1.10
The Chairman delegates supervision of the Code of Conduct to the Group Compliance Committee. The Secretary of the BoD or another member of the Group Compliance Committee shall inform the AC and Chairman immediately of any investigations based on reports received through the Compliance Hotline in material cases and in cases involving members of the EC, Head of Functions or Regional Service Heads. An annual report on the nature and number of complaints from the Compliance Hotline shall be submitted to the AC.

2.1.11
[The Chairman may approve grants (not sponsorships) not exceeding CHF 1,000,000 and not of a political nature.]1

2.2   Responsibilities in Urgent Matters

    The Chairman shall decide in cases falling under the competency of the BoD or of the CC if, exceptionally, the consent of the BoD or of the CC cannot be obtained in a timely manner due to the urgency of the circumstances provided that the Chairman has consulted to the extent practical with the CEO before taking a decision in urgent matters. The members of the BoD or of the CC shall be informed immediately of the decision taken, which shall be recorded in the minutes of the next meeting.

1
Note: Clariant and Huntsman to discuss and align the organization of charitable activities after signing.

3.     The Committees of the BoD

3.1
Chairman's Committee (CC)

3.1.1
Composition

The CC consists of the Chairman and the Vice Chairman or Vice Chairmen as well as additional non-executive members elected, if any. The composition of the CC shall be in compliance with the rules and regulations of the SIX, the New York Stock Exchange (NYSE) and any other securities exchange on which shares of the company are listed, in each case to the extent applicable.

3.1.2  Roles and Responsibilities

    The CC is the liaison between the CEO and the BoD in accordance with the law, Articles of Association and the Bylaws. The CC ensures rapid decisions on the business activities of the Company and the Group.

    The CC is the advisory body of the Chairman and the CEO. The CC supports the Chairman in implementation of corporate governance.

    In extraordinary and urgent cases, after consultation with the CEO to the extent practical, the CC can adopt resolutions on matters for which the BoD is responsible under the present Bylaws when, exceptionally, in the Chairman's opinion, calling an extraordinary BoD meeting is inappropriate or impossible. This does not apply to the non-transferable and inalienable responsibilities of the BoD pursuant to Art. 716a SCO. The BoD must be informed of any such resolutions at its next meeting, and the resolutions must be recorded in the minutes of the BoD meeting. If the CC cannot be convened in time either, the provisions of Art. 2.2 of the Bylaws shall apply.

    In particular, the CC assumes the following tasks:

  (a)
  It oversees the general outline of the CEO's management and advises him or her in its execution.

  (b)
  It prepares BoD meetings and gives its opinion on all important business to be submitted to or deliberated by the BoD.

  (c)
  It examines all reports submitted to the BoD and performs all tasks assigned to it by the BoD.

  (d)
  At the request of the CEO, it approves investments, participating interests, acquisitions and disposals within the framework of the corporate strategy of a value together with immediate prospective follow-on investments greater than CHF 20 million but less than CHF 50 million.

  (e)
  In urgent cases, the CC, based on request of the CEO, approves activities in accordance with Section (d) outside the specified amounts and outside the capital expenditure budget if such activities are carried out within the framework of the corporate strategy. In such a case the members of the BoD must be informed immediately of the CC's decision.

  (f)
  The CC recommends to the CEO proposals or initiatives which it believes will further efficient management or the development of the Company or the Group.

  (g)
  The CC establishes principles and processes for the selection of candidates to be elected into the BoD and for the appointment of the CEO. It prepares, based on the proposal of the Chairman, the selection of candidates for election and re-election to the BoD and the appointment of the CEO. In particular, it also expresses its opinion to the BoD concerning the candidates proposed by the CEO as members of the EC, Heads of Global Functions and Regional Service Heads.

  (h)
  The CC examines and assesses the appointment and dismissal of members of the BoD Committees (except the CoC), the CEO and members of the EC. Also, it takes note of planned appointments and dismissals of Heads of Global Business Units, Heads of Global Functions and Regional Service Heads.

  (i)
  The CC approves grants (not sponsorships) exceeding CHF 100,000. Responsibility of sponsorship shall be with the CEO.

  (j)
  At least once a year, the CC provides the BoD with a review of the independence of the members of the BoD and of the composition and structure of its Committees.

  (k)
  The CC defines its Charter and submits it to the BoD for approval.

  (l)
  Each year the CC reviews its own work methods and efficiency in the form of a self-assessment.

3.1.3
Meetings and Quorum

The CC meets as often as it holds proper or when requested by one of its members, but at least before each meeting of the BoD. The CEO shall be invited to attend all meetings of the CC.

The CC is quorate if at least two of its members are present. It adopts resolutions by a majority of votes cast.

Resolutions may also be passed by telephone or by postal, e-mail or fax circular.

3.1.4
Minutes

Minutes shall be kept of the deliberations and resolutions of the CC.

The approved wording of the minutes is signed by the Chairman and by the Secretary of the BoD and distributed to the members of the CC, the CEO and the Chief Financial Officer (CFO). Excerpts of the minutes concerning personnel decisions are forwarded to the chairman and to the secretary of the CoC.

The Chairman shall inform the BoD of the CC's activities and resolutions.

3.2
Compensation Committee (CoC)

3.2.1
Composition

The CoC is composed of at least three non-executive members of the BoD, a majority of whom shall be independent. In each case, the General Meeting elects the members from among the members of the BoD for the period until the end of the next ordinary General meeting. If the chair is also an executive, he shall attend meetings only in an advisory capacity.

3.2.2
Roles and Responsibilities

The CoC in principle has the tasks and responsibilities relating to issues of compensation of the BoD and Management in accordance with the Articles of Association.

The CoC approves employment contracts including complementary agreements governing departures and termination with the CEO and members of the EC. It takes note of planned appointments and reassignments of Heads of Global Business Units, Heads of Global

  Functions and Regional Service Heads, including their direct and indirect compensation packages.

    The CoC has unrestricted access to rules and decisions governing compensation in the Company and the Group.

    The CoC reviews the global incentive plans and defines the overall Group targets on which they depend, as well as the attainment of these targets.

    The CoC defines its Charter in accordance with the Articles of Association and submits it to the BoD for approval.

    The CoC reviews its tasks and responsibilities annually, in accordance with the Articles of Association and, if necessary, submits proposals for amendment to the BoD, for submission as motions to the General Meeting.

    Each year the CoC reviews its own work methods and efficiency in the form of a self-assessment.

3.2.3
Meetings

The CoC meets as needed or at the request of one of its members, but at least twice a year.

The CoC is quorate if at least two of its members are present. It adopts resolutions by a majority of votes cast. If votes are tied, the chair has the casting vote.

Resolutions may also be adopted by telephone or by postal, e-mail or fax circular.

3.2.4
Minutes

Minutes shall be kept of the deliberations and of resolutions of the CoC.

The approved wording of the minutes is signed by the chair and by the secretary and distributed to the members of the CoC, the Chairman and the Secretary of the BoD.

The chair shall inform the BoD of the CoC's activities and resolutions.

3.3
Audit Committee (AC)

3.3.1
Composition

The AC consists of three or four members of the BoD who must be independent and non-executive. The composition of the AC shall be in compliance with the rules and regulations of the SIX, the NYSE and any other securities exchange on which shares of the company are listed, in each case to the extent applicable. To the extent required by such regulations, the members of the AC must be financially literate.

3.3.2
Duties and Authority

The AC supports the BoD in those of its supreme oversight and financial auditing duties that cannot be delegated by forming its own opinion of the organization and functioning of the internal and external audit systems on the financial position of the Group, the quarterly and half-yearly results and their development as well as the annual and consolidated financial statements of the Group.

The AC assesses for the BoD valuation issues, risks, compliance, and regulatory matters.

The AC critically reviews the financial statements of the Group and the holding company financial statements. It checks the draft of the Annual Report and recommends this, with the Company's financial statements and the consolidated financial statements, to the BoD.

    The AC ensures the existence of an internal control system and risk management system that conform to legal requirements. It assesses the fitness for purpose of the internal audit system and risk management system and audits the Company's compliance with standards.

    In accordance with 1.5.2, the AC may issue more specific guidelines on the Code of Conduct. The issuance of implementing provisions relating to the Code of Conduct remains reserved to the EC.

    The AC assesses the performance and reports of the internal auditors, the members of the internal auditing team and their qualifications, the adequacy of their organization as well as the annual auditing plan and reports, and submits its assessment to the Chairman.

    The AC is the liaison with the external auditors. It monitors the activities of the external auditors and their collaboration with the internal auditors. The AC also reviews the performance and fees of the external auditors and monitors their independence.

    The CFO shall present all consulting mandates granted by the Group to the external auditors at AC meetings for information purposes. Consulting mandates to the external auditors, involving total fees greater than CHF 200,000, must be submitted to the AC for approval.

    The AC defines its Charter and submits it to the BoD for approval.

    The AC has unrestricted access to management, books and records.

    Each year the AC reviews its own work methods and efficiency in the form of a self-assessment.

3.3.3
Meetings

The AC meets as needed or at the request of one of its members, but at least four times a year.

The AC is quorate if at least two of its members are present. It adopts resolutions by a majority of votes cast. If votes are tied, the chair has the casting vote.

Resolutions may also be adopted by telephone or by postal, e-mail or fax circular.

3.3.4
Minutes

Minutes are taken of the AC meetings, signed by the chair and the secretary and distributed to the members of the AC, the Chairman and the Secretary of the BoD.

The chair shall inform the BoD of the AC's activities and resolutions.

3.4
Technology & Innovation Committee (TIC)

3.4.1
Composition

The TIC is made up of two to four members of the BoD with professional experience in the areas of research and development, innovation management, intellectual property and/or experience in information technology.

3.4.2
Roles and Responsibilities

The TIC assesses the Group's innovation strategy, technology portfolio, protection of intellectual property and IT strategy. The TIC recommends actions to the BoD to stimulate research and development within the Group.

The TIC also assesses the innovation pipeline and recommends measures to optimize the innovative potential within the Group.

The TIC defines its Charter and submits it to the BoD for approval.

Each year the TIC reviews its own work methods and efficiency in the form of a self-assessment.

3.4.3
Meetings

The TIC meets as necessary, but at least twice a year.

The TIC is quorate if at least two of its members are present. It adopts resolutions by a majority of votes cast. If votes are tied, the chair has the casting vote.

Resolutions may also be adopted by telephone or by postal, e-mail or fax circular.

3.4.4
Minutes

Minutes are taken of the TIC meetings, signed by the chair and the secretary and distributed to the members of the TIC, the Chairman and the Secretary of the BoD.

The chair shall inform the BoD of the TIC's activities and resolutions.

3.5
Other Committees

The BoD is authorized to create any other committee as is necessary to be in compliance with the rules and regulations of the SIX, the NYSE and any other securities exchange on which shares of the company are listed, in each case to the extent applicable.

4.     The Chief Executive Officer (CEO)

4.1
Based on Art. 23 of the Articles of Association, the BoD transfers the management within the terms of the Articles of Association and these Bylaws to the CEO.

4.2
The CEO chairs the EC. He is responsible for managing and organizing the strategic, financial and operational activities of the Group. He is accountable for the implementation and monitoring of Group strategy. He is supported in this task by the members of the EC and the Heads of Global Business Units and Global Functions.

4.3
The CEO assures the continuous flow of information to the BoD on business activities and keeps the Chairman continually informed of all important business matters.

4.4
[In preserving the heritage of Huntsman, the Company shall support philanthropic and charitable causes in a manner and amount consistent with past practice of Huntsman. To this effect the CEO may approve grants for charitable commitments and activities not exceeding CHF 1,000,000 and not of a political nature.]2

4.5
The CEO prepares proposals for the appointment and dismissal of members of the EC and submits them to the Chairman of the BoD for deliberation on the BoD or CC. He informs the CC of planned appointments and dismissals of Heads of Global Business Units and Global Functions as well as Regional Service Heads.

5.     The CEO and the Executive Committee (EC)

5.1
Composition

The EC consists of the CEO, the CFO and further members appointed by the BoD.

5.2
Roles and Responsibilities

5.2.1
The CEO is responsible for the financial and operational management of the Group and for the efficiency of the corporate structure and organization of the Group. The BoD has adopted Bylaws of the Executive Committee for this purpose.

2
Note: Clariant and Huntsman to discuss and align the organization of charitable activities after signing.

5.2.2
Subject to the authority of the higher-level governing bodies and Art. 716a para. 1 SCO, the CEO is in particular responsible for, and shall make, after consultation with the EC as appropriate, the decisions related to:

  •
  implementing the Group strategy and the strategies and plans of action of the individual Divisions and Functions at an operational level as well as monitoring, supporting and reviewing these strategies and plans of action;

  •
  managing the Divisions and Functions;

  •
  preparing and optimally exploiting the available resources for implementing the Group strategy within the limits imposed by the budget;

  •
  approval of transactions within the framework of the Group strategy that, together with immediate prospective follow-on investments are less than CHF 20 million;

  •
  design of a management and corporate culture that serves the Group's objectives and complies with its operating model while respecting the autonomy of the Group Companies, the Code of Conduct and the Group's fundamental values;

  •
  monitoring compliance with the Bylaws of the Executive Committee and the supplementing Group regulations.

  The EC supports the CEO in fulfilling his tasks and responsibilities.

5.2.3
In particular, the CEO is accountable to the BoD and the BoD Committees for:

(a)
Designing the Group strategy and organization;

(b)
Preparing the Group's annual budget, annual business plan and other financial documents (financial statements, capital expenditure proposals, etc.) for submission to the BoD;

(c)
Implementing the Group's objectives in business negotiations with government bodies and with third parties which are of special importance to the Group's interests (e.g. acquisitions, strategic alliances, joint ventures) and preparing position statements on issues important to the Group for the attention of government and the public (e.g. media, industry associations) for submission to the BoD;

(d)
Preparing exceptionally high-risk transactions for approval by the BoD.

5.3
Further Mandates

Subject to the other terms and conditions of these Bylaws, the BoD may delegate special or additional mandates and competences to the EC, the CEO or individual members or committees of the EC.

5.4
Meetings and Quorum

The EC usually meets once a month.

At the invitation of the CEO, employees who are not members of the EC may attend the meetings to report on individual agenda items in a non-voting capacity.

5.5
Confidentiality, Return of Documents

The members of the EC are obliged to maintain the confidentiality towards third parties in respect of information they acquire during the performance of their duties. This obligation remains in force after the termination of their mandate.

Business documents must be returned at the end of a member's term of office.

5.6
Minutes

Minutes are kept of all discussions and resolutions of the EC. The chair appoints a minutes secretary, who need not be a member of the EC.

The minutes of the EC are distributed to the members of the EC and to the Chairman and Secretary of the BoD.

6.
Entry into Force

The Bylaws were approved and put into effect by the Board of Directors of the Company at its meeting of     •    , 2017. They supersede the version dated December 8, 2016.